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                                                                     Exhibit 8.2

TownPagesNet.com plc                                      April 29, 1999
11 Market Square
Alton Hampshire                                                   CJWS

Dear Sirs

TownPagesNet.com Plc

We refer to the Taxation section of the F1 registration statement dated April 29, 1999 issued in respect of the offering of 2,200,000 ADSs. We confirm that we have reviewed these pages in relation to UK taxation and that, in our opinion, the statements included therein are correct and do not omit anything likely to materially affect the import of such information.

Yours faithfully,



McFADDEN, PILKINGTON & WARD